Exhibit 99.1

Diamond Foods Provides Update on Nasdaq Deadline

Plans to Seek Hearing with Nasdaq Upon Receipt of Delisting Determination Letter

SAN FRANCISCO, CA, June 11, 2012 – Diamond Foods, Inc. (NASDAQ: DMND) (“Diamond”) today announced that it will not meet the previously disclosed June 11, 2012 Nasdaq deadline to file its quarterly reports on Form 10-Q for the periods ended October 31, 2011, and January 31, 2012 as well as April 30, 2012. As a result, Diamond expects to receive a delisting determination letter from the Nasdaq Listing Qualifications Department for failure to comply with Nasdaq Rule 5250(c)(1). Upon receipt of the determination letter, Diamond intends to request a Nasdaq hearing to appeal any delisting determination and to report on its plan for compliance with Nasdaq’s listing rules.

In addition, Diamond intends to request that the Nasdaq Hearing Panel grant the Company an extension for holding its Annual Meeting of Stockholders, which it does not currently expect to convene before July 31, 2012, as required by Listing Rule 5620. The Company intends to hold its Annual Meeting as soon as practicable following the filing of its restated financial statements and the delayed Forms 10-Q.

Diamond and its auditors have made substantial progress on both the restatement for the fiscal years ended July 31, 2011 and July 31, 2010 and the quarterly reports for the first three quarters of fiscal year 2012. The Company expects to file all of these reports as soon as the restatement process is complete.

“Diamond and its auditors have devoted significant resources and are working diligently to complete the restatement for fiscal years 2011 and 2010 and file our delayed fiscal year 2012 quarterly reports as soon as possible,” said Mike Murphy, Interim Chief Financial Officer. “We look forward to discussing the progress we have made with Nasdaq and to getting Diamond current in its filings soon.”

About Diamond

Diamond Foods is an innovative packaged food company focused on building and energizing brands including Kettle® Chips, Emerald® snack nuts, Pop Secret® popcorn, and Diamond of California® nuts. Diamond’s products are distributed in a wide range of stores where snacks and culinary nuts are sold. For more information visit our corporate web site: www.diamondfoods.com.

Forward-Looking Statements

This press release includes forward-looking statements, including statements about our submissions to NASDAQ, future filings with the SEC and the timing of our annual meeting of stockholders. Actual results may differ materially from what we currently expect because of

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many risks and uncertainties, including: uncertainty about the timing of our financial restatement; uncertainty about the timing of our Nasdaq hearing and whether our request for additional time to comply with listing rules will be approved; the possibility that our common stock may be delisted from trading on Nasdaq, and uncertainty about the potential timing of any such delisting; and the possibility that we might not be able to hold our annual meeting of stockholders on a timely basis. Risk factors affecting our business and prospects are described under the “Risk Factors” section of the periodic reports that we file with the SEC . All forward-looking statements included in this press release are made as of the date of this press release, based on information currently available to Diamond’s management, and we assume no obligation to update any such forward-looking statements.

Investors:	Media:
Diamond Foods	Sard Verbinnen & Co for Diamond Foods
Linda Segre	Paul Kranhold/Lucy Neugart
SVP, Corporate Strategy	(415) 618-8750
(415) 445 -7444	pkranhold@sardverb.com
lsegre@diamondfoods.com	lneugart@sardverb.com

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